Exhibit 23.1 Consent from G. Brad Beckstead, CPA

March 9, 2000


To Whom It May Concern:

The firm of G. Brad Beckstead, CPA, consents to the inclusion of my report of March 9, 2000, on the Financial Statements of ThermaFreeze, Inc. for the periods ended December 31, 1999 and 1998, in any filings which are necessary now or in the near future to be filed with the US Securities and Exchange Commission.

Signed,

/s/ G. Brad Beckstead, CPA
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G. Brad Beckstead, CPA
Nevada License #2701